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                         [LATHAM & WATKINS LETTERHEAD]
                                  EXHIBIT 8.2

January 4, 2000
Mecon, Inc.
200 Porter Drive
San Ramon, California 94583

    Re:  AGREEMENT AND PLAN OF MERGER AMONG GENERAL ELECTRIC COMPANY,
       DIAMOND MERGER CORP. AND MECON, INC. DATED AS OF NOVEMBER 29, 1999

Ladies and Gentlemen:

    We have acted as counsel to Mecon, Inc., a Delaware corporation (the "Company"), in connection with the proposed merger of Diamond Merger Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of General Electric Company, a New York corporation ("Parent"), with and into the Company (such transaction, the "Merger") pursuant to an Agreement and Plan of Merger dated as of November 29, 1999 (the "Merger Agreement") among Parent, Merger Sub and the Company. Capitalized terms not defined herein have the meanings specified in the Merger Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") on January 4, 2000, to which this opinion appears as an exhibit.

    In acting as counsel to the Company in connection with the Merger, we have participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement with the SEC.

    You have requested that we render the opinion set forth below. In rendering our opinion, we have examined and, with your consent, are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Registration Statement (including the Prospectus/Proxy Statement filed as part thereof), (iii) the representations made to us by Parent and Merger Sub, the Company, and certain shareholders of the Company in their respective letters provided to us and to Gibson, Dunn & Crutcher LLP, counsel to Parent, each dated the date hereof (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

    In addition, we have assumed, with your consent, that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, and will be effective under the laws of the State of Delaware;

        3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;
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Mecon, Inc.

January 4, 2000

Page 2

        4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

        5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Merger Sub, and Parent will each be a party to that reorganization within the meaning of section 368(b) of the Code.

    In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

        1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

        2. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    This opinion is rendered to you in connection with the filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption "The Merger--Material United States Federal Income Tax Consequences." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                          Very truly yours,

                                          LATHAM & WATKINS